EXHIBIT 11(c)

                                   MEMORANDUM

TO:               Mr. Harvey N. Daniels, President
                  First American Funds, Inc.

DATE:             November 25, 1991

SUBJECT:          First Bank National Association
                  FBS Investment Services, Inc.



         You asked us to advise you as to whether or not FBS Investment Services, Inc. ("ISI"), a wholly owned broker-dealer subsidiary of First Bank National Association )"FBNA"), may enter into the attached Shareholder Services Agreement (the "Agreement") with SECURA Investments, Inc. ("SECURA"), which we understand is the sponsor and distributor of First American Funds, Inc. (the "Company") and which we assume is unaffiliated with FBNA. For the reasons that follow, it appears that the services of the type described in the Agreement have been previously approved by the Office of the Comptroller of the Currency (the "OCC") for national banks and their operating subsidiaries.

         A.       OCC Precedents Involving Mutual Fund Activities

         First, in OCC Interpretive Letter No. 332 (March 8, 1985) (copy attached), the OCC permitted a national bank to make automatic purchases and sales (on an agency basis) of the shares of certain non-affiliated tax-exempt mutual funds using one master account for each fund and separate subaccounts for each customer. In addition to such order-execution and recordkeeeping services, the OCC permitted the bank to provide its customers with information concerning current fund yields and the value of their holdings.1/ Finally, in exchange for performing the foregoing recordkeeping and informational services, the OCC permitted the bank to receive a fee from each fund or its distributor, based on the percentage of the amount invested in the fund by the bank's customers, pursuant to a plan of distribution adopted under the Securities and Exchange Commission's Rule 12b-1.

         Second, in OCC Interpretive Letter No. 363 (May 23, 1986) (copy attached), the OCC concluded that a national bank may, in addition to providing certain order-execution services to its customers, facilitate the availability of unit investment trust and mutual fund prospectuses and enter into agreements pursuant to Rule 12b-1 to provide recordkeeping, accounting, and other services to the bank's customers.2/


--------

1/ The national bank in question did not propose to provide information concerning the operations or portfolios of the mutual funds involved or to distribute copies of their prospectuses. Rather, all such information and copies of the relevant prospectuses were to be provided directly by the funds or their distributors.

2/ The national bank in question undertook no obligation to sell or promote the unit investment trusts or mutual funds in question to any extent whatsoever. In addition, when providing prospectuses directly to its customers (as opposed to relaying such requests to a unit investment trust's or fund's distributor), the bank agreed to inform its customer that the prospectus was provided by unit investment trust's or mutual fund's sponsor and that the bank was not affiliated with or endorsing the unit investment trust or mutual fund, but rather was simply providing the prospectus as a service to its customer.


         Third, in OCC Interpretive Letter No. 386 (June 10, 1987) (copy attached) the OCC permitted a broker-dealer subsidiary of a national bank to provide, in addition to the activities encompassed by Letter No. 363, investment advice with respect to the purchase and sale of shares in unaffiliated mutual funds. Nonetheless, the OCC expressly noted that although "the Subsidiary may offer specific advice and recommendations, in all cases the customers will make the decision whether to purchase or sell particular securities (i.e., the Subsidiary will have no discretion whatsoever regarding which securities are purchased or sold by customers)." The OCC also expressly noted the fact that the "Subsidiary will be under no obligation whatsoever to purchase, sell, promote, or recommend any secondary market security, share of any mutual fund, or interest in any [unit investment trust]" and that the "Subsidiary would not contractually commit to use its best efforts to effect the sale of any share of a mutual fund, interest in a [unit investment trust], or secondary market security."

         Finally, in OCC Interpretive Letter No. 403 (December 9, 1987), the OCC permitted a broker-dealer subsidiary of a national bank to provide investment advice concerning, and to execute brokerage transactions with respect to, the shares of a mutual funds for which the subsidiary acted as investment advisor. In connections with these activities, the subsidiary is required, however, to ensure that all disclosures mandated by the federal securities laws are made, and to inform prospective purchasers that the unit investment trusts or mutual funds involved are sponsored by third parties independent of the subsidiary, its parent bank, or their affiliates. In addition, the subsidiary is required to disclose to its customers that shares or interests in such unit investment trusts or mutual funds were not endorsed or guaranteed by, and did not constitute obligations of, the subsidiary, its parent bank, or their affiliates, and were not insured by the Federal Deposit Insurance Corporation.

         B.       ISI's Proposed Activities

         Pursuant to the terms of the Agreement, ISI proposes to provide shareholder support services to the several portfolios of the Company (the "Portfolios") subject to the other terms and conditions set forth in the Company's current prospectus and statement of additional information. Section 1 of the Agreement requires ISI to provide the following services:

         [E]stablishing and maintaining shareholder accounts and records, sub-accounting, assisting shareholders in changing withdrawal options, account registrations and addresses, arranging for bank wires, forwarding financial reports and other communications to shareholders, providing periodic statements showing shareholder account balances, responding to shareholder inquiries regarding the Portfolios and providing such other shareholder support services as the Underwriter and ISI may mutually agree upon.

         In addition, based upon a telephone discussion with M. Erin O'Rourke, we also understand that ISI may provide investment advice to its customers with respect to, and may make recommendations concerning, shares of the several Portfolios.

         In exchange for performing these services for the Company and the Portfolios, ISI will receive a monthly fee pursuant to the Plan of Distribution adopted by the Company pursuant to Rule 12b-1 of the Security and Exchange Commission. This fee shall be equal to 1/12 of the 0.10 of 1.0% per annum of a fraction of each Portfolio's aggregate average daily net assets, the numerator of which fraction shall equal the number of shares of that Portfolio with respect to which ISI is then providing shareholder support services and the denominator of which fraction shall equal the total number of shares of that Portfolio then outstanding.


         C.       Conclusion

         Based on the OCC precedents discussed in Part A, the services contemplated by the Agreement appear to be permissible activities for national banks and their subsidiaries. Issues may arise in two areas: the rather cryptic descriptions of the 12b-1 services that the OCC has approved in the foregoing interpretive letters; and the potentially open-ended range of services in which ISI might engage, i.e., "such other services as may be agreed upon from time to time and as may be permitted by applicable statute, rule or regulation."

         Our conclusion that ISI generally may engage in these activities is not affected, moreover, by the fact that ISI's parent corporation, FBNA, will serve as investment adviser and manager of the company and its Portfolios. The OCC has permitted national banks and their subsidiaries to provide investment advice to one or more mutual funds and simultaneously to provide investment advice and to execute brokerage transactions with respect to the shares of those mutual funds. Our conclusion in this respect assumes, however, that ISI makes all appropriate disclosures mandated by state and federal law concerning this potential conflict of interest, as well as the additional disclosures mandated by OCC Interpretive Letter No. 403. It also assumes that ISI does not manage customer accounts on a discretionary basis or that, if it does, that ISI will not purchase shares of the Portfolios for such accounts without the express consent of the customer in question.

         Our advice is limited to the law as it exists today, and may be affected by future OCC interpretations or other legal events.

         Please call either Steven E. Carlson (612-340-7888) or John A. Cooney (612-343-7992) if you have any questions abut this memorandum, any of the attachments, or need further information concerning the OCC's treatment of these issues.


Attachments:      Shareholder Services Agreement
                      OCC Interpretive Letter No. 332 (March 8, 1985) OCC Interpretive Letter No. 363 (May 23, 1986)
                      OCC Interpretive Letter No. 386 (June 10, 1987) OCC Interpretive Letter No. 403 (December 9, 1987)


         We consent to the inclusion of this memorandum as an exhibit to the Registration Statement of First American Funds, Inc. (1933 Act Registration Number 2-74747).

Dated:    November 25, 1991                     Very truly yours,

                                                /s/ Dorsey & Whitney

                                                DORSEY & WHITNEY